As filed with the Securities and Exchange Commission on October 2, 2017

Registration Statement File No. 333-111691

Registration Statement File No. 333-142152

Registration Statement File No. 333-161403

Registration Statement File No. 333-161405

Registration Statement File No. 333-172141

Registration Statement File No. 333-175324

Registration Statement File No. 333-211583

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-111691)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-142152)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-161403)

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-161405)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-172141)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-175324)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-211583)

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST POTOMAC REALTY TRUST

(GOV NEW OPPTY REIT as successor by merger to First Potomac Realty Trust)

(Exact name of registrant as specified in its charter)

Maryland	37-1470730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

(Address of Principal Executive Offices including zip code)

First Potomac Realty Trust 2003 Equity Compensation Plan

First Potomac Realty Trust 2009 Equity Compensation Plan

First Potomac Realty Trust 2009 Employee Share Purchase Plan

(Full titles of the plans)

Mark L. Kleifges

Chief Financial Officer and Treasurer

GOV NEW OPPTY REIT

as successor by merger to

First Potomac Realty Trust

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

(301) 986-9200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Howard E. Berkenblit

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

(617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments, or these Post-Effective Amendments, relate to the following Registration Statements on Form S-8, or the Registration Statements, of First Potomac Realty Trust, or FPO, a Maryland real estate investment trust, or REIT, which have been previously filed with the Securities and Exchange Commission, or SEC, to deregister any and all of FPO’s common shares of beneficial interest, par value $0.001 per share, or Common Stock, that remain unsold under each such Registration Statement as of the date hereof:

•                  Registration Statement No. 333-111691, filed with the SEC on January 2, 2004, registering 903,800 of Common Stock issuable pursuant to First Potomac Realty Trust 2003 Equity Compensation Plan;

•                  Registration Statement No. 333-142152, filed with the SEC on April 16, 2007, registering 650,000 of Common Stock issuable pursuant to First Potomac Realty Trust 2003 Equity Compensation Plan;

•                  Registration Statement No. 333-161403, filed with the SEC on August 17, 2009, registering 650,000 of Common Stock issuable pursuant to First Potomac Realty Trust 2009 Equity Compensation Plan;

•                  Registration Statement No. 333-161405, filed with the SEC on August 17, 2009, as thereafter amended, registering 200,000 of Common Stock issuable pursuant to First Potomac Realty Trust 2009 Employee Share Purchase Plan;

•                  Registration Statement No. 333-172141, filed with the SEC on February 9, 2011, registering 2,250,000 of Common Stock issuable pursuant to First Potomac Realty Trust 2009 Equity Compensation Plan;

•                  Registration Statement No. 333-175324, filed with the SEC on July 1, 2011, registering 4,500,000 of Common Stock issuable pursuant to First Potomac Realty Trust 2009 Equity Compensation Plan; and

•                  Registration Statement No. 333-211583, filed with the SEC on May 25, 2016, registering 4,100,000 of Common Stock issuable pursuant to First Potomac Realty Trust 2009 Equity Compensation Plan, as amended.

On October 2, 2017, FPO completed the merger transactions contemplated by that certain Agreement and Plan of Merger, or the Merger Agreement, dated as of June 27, 2017, by and among Government Properties Income Trust, a Maryland REIT, or GOV, two of GOV’s wholly owned subsidiaries, GOV NEW OPPTY REIT, a Maryland REIT, or REIT Merger Sub, and GOV NEW OPPTY LP, a Delaware limited partnership, or Partnership Merger Sub, FPO, and its operating partnership and majority owned subsidiary, First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, or FPO LP.  Pursuant to the Merger Agreement: (i) upon effectiveness of the Partnership Merger, Partnership Merger Sub merged with and into FPO LP, with FPO LP as the surviving entity under the name GOV NEW OPPTY LP, or the Partnership Merger; and (ii) immediately following the effective time of the Partnership Merger the REIT merger was completed, and upon effectiveness of the REIT Merger, FPO merged with and into REIT Merger Sub, with REIT Merger Sub as the surviving entity under the name GOV NEW OPPTY REIT, or the REIT Merger, and, together with the Partnership Merger, the Mergers.

In connection with the Mergers, FPO is terminating all offerings of its securities registered pursuant to the Registration Statements. FPO is filing these Post-Effective Amendments to hereby terminate the effectiveness of the Registration Statements and remove from registration any and all securities registered under the Registration Statements but that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by FPO in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on October 2, 2017.

GOV NEW OPPTY REIT
(as successor by merger to First Potomac Realty Trust)

By:	/s/ Mark L. Kleifges
Mark L. Kleifges
Chief Financial Officer and Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.